Registration Statement No. 333-

==============================================================================================

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

FORD MOTOR COMPANY

(Exact name of registrant as specified in its charter)

Delaware	38-0549190

(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

One American Road, Dearborn, Michigan	48126-1899
(Address of Principal Executive Offices)	(Zip Code)

FORD MOTOR COMPANY 2023 LONG-TERM INCENTIVE PLAN

(Full Title of Plan)

The Corporation Trust Company

Corporation Trust Center

1209 Orange Street

Wilmington, DE 19801

(800) 677-3394

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company," and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ X ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Exhibit Index begins on page 4.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the 2023 Long-Term Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute the prospectus required by Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company hereby incorporates into this Registration Statement the following documents filed by the Company with the Commission:

(a)	The Company's Annual Report on Form 10-K for the year ended December 31, 2022, dated February 2, 2023, including the information specifically incorporated by reference from the Company’s definitive proxy statement filed on March 31, 2023.

(b)	The Company’s Quarterly Report on Form 10-Q dated May 2, 2023.

(c)	The Company's Current Reports on Form 8-K filed on January 5, 2023, February 14, 2023, April 4, 2023, and April 26, 2023.

(d)	The description of the Company’s Common Stock contained in the Registration Statement on Form S-3 filed on February 10, 2023, pursuant to Section 12(b) of the Exchange Act of 1934, as amended (the “Exchange Act”), including any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

Notwithstanding anything to the contrary in the foregoing, unless expressly incorporated into this Registration Statement, to the extent that any information contained in any document, or any exhibit thereto, was or is deemed to have been furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated into this Registration Statement.

Item 5. Interests of Named Experts and Counsel.

The Company's Secretary and Assistant General Counsel, Jonathan E. Osgood, has passed on the validity of the shares of Ford Common Stock to be issued under the plan identified above. Mr. Osgood beneficially owns shares of Ford Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who were or are parties or are threatened to be made parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was illegal. A Delaware corporation may indemnify officers and directors against expenses (including attorneys' fees) in connection with the defense or settlement of an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

In accordance with the Delaware Law, the Restated Certificate of Incorporation of Ford contains a provision to limit the personal liability of the directors of Ford for violations of their fiduciary duty. This provision eliminates each director’s liability to Ford or its stockholders for monetary damages except (i) for any breach of the director’s duty of loyalty to Ford or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

Pursuant to most of Ford’s employee and director benefit plans, including, without limitation, its Deferred Compensation Plan, Annual Incentive Compensation Plan, Savings and Stock Investment Plan for Salaried Employees, Tax-Efficient Savings Plan for Hourly Employees, long-term incentive plans, director stock plan, and stock option plans, the Company indemnifies directors, officers and employees of Ford against all loss, cost, liability or expense resulting from any claim, action, suit or proceeding in which such persons are involved by reason of any action taken or failure to act under such plans except as provided in the immediately preceding paragraph.

Ford is insured for liabilities it may incur pursuant to its Restated Certificate of Incorporation relating to the indemnification of its directors, officers and employees. In addition, directors, officers and certain employees are insured against certain losses which may arise out of their employment, and which are not recoverable under the indemnification provisions of Ford’s Restated Certificate of Incorporation.

Item 8. Exhibits.

Exhibit Number	Exhibit Description

Exhibit 4.1	Restated Certificate of Incorporation dated August 2, 2000. Incorporated by reference to Exhibit 3-A to the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

Exhibit 4.2	Certificate of Designations of Series A Junior Participating Preferred Stock filed on September 11, 2009. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed September 11, 2009.

Exhibit 4.3	By-laws. Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed December 9, 2022.

Exhibit 4.4	Tax Benefit Preservation Plan ("TBPP") dated September 11, 2009 between Ford Motor Company and Computershare Trust Company, N.A. Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed September 11, 2009.

Exhibit 4.5	Amendment No. 1 to TBPP dated September 11, 2012. Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed September 12, 2012.

Exhibit 4.6	Amendment No. 2 to TBPP dated September 9, 2015. Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed September 11, 2015.

Exhibit 4.7	Amendment No. 3 to TBPP dated September 13, 2018. Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed September 14, 2018.

Exhibit 4.8	Amendment No. 4 to TBPP dated September 9, 2021. Incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed September 10, 2021.

Exhibit 4.9	Ford Motor Company 2023 Long-Term Incentive Plan, effective as of May 1, 2023. Filed with this Registration Statement.

Exhibit 5.1	Opinion of Jonathan E. Osgood, Secretary and Assistant General Counsel of Ford Motor Company, with respect to the legality of the securities being registered hereunder. Filed with this Registration Statement.

Exhibit 23.1	Consent of Independent Registered Public Accounting Firm. Filed with this Registration Statement.

Exhibit 23.2	Consent of Jonathan E. Osgood, Secretary and Assistant General Counsel of Ford Motor Company (included in Exhibit 5.1).

Exhibit 24.1	Powers of Attorney authorizing signature. Filed with this Registration Statement.

Exhibit 24.2	Certified resolutions of Board of Directors authorizing signature pursuant to a power of attorney. Filed with this Registration Statement.

Exhibit 107	Filing Fee Table. Filed with this Registration Statement.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(A)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(B)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(C)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(A) and (a)(1)(B) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dearborn, State of Michigan, on this 2nd day of May, 2023.

FORD MOTOR COMPANY

By:	James D. Farley, Jr.*
(James D. Farley, Jr.)
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
William Clay Ford, Jr.*	Director, Chair of the Board,	May 2, 2023
(William Clay Ford, Jr.)	Executive Chair, Chair of the
Office of the Chair and Chief
Executive Committee, and Chair of the Finance Committee

James D. Farley, Jr.*	Director, President and	May 2, 2023
(James D. Farley, Jr.)	Chief Executive Officer
(principal executive officer)
Kimberly A. Casiano*	Director	May 2, 2023
(Kimberly A. Casiano)
Alexandra Ford English*	Director	May 2, 2023
(Alexandra Ford English)
Henry Ford III*	Director	May 2, 2023
(Henry Ford III)

William W. Helman IV*	Director and Chair of the	May 2, 2023
(William W. Helman IV) Jon M. Huntsman, Jr.* (Jon M. Huntsman, Jr.)	Sustainability, Innovation and Policy Committee Director	May 2, 2023
William E. Kennard* (William E. Kennard)	Director and Chair of the Nominating and Governance Committee	May 2, 2023
John C. May II*	Director	May 2, 2023
(John C. May II)

Beth E. Mooney*	Director	May 2, 2023
(Beth E. Mooney)

Lynn Vojvodich Radakovich*	Director and Chair of the	May 2, 2023
(Lynn Vojvodich Radakovich)	Compensation, Talent and Culture
Committee

John L. Thornton*	Director	May 2, 2023
(John L. Thornton)

John B. Veihmeyer* (John B. Veihmeyer)	Director and Chair of the Audit Committee	May 2, 2023

John S. Weinberg*	Director	May 2, 2023
(John S. Weinberg)

Catherine A. O’Callaghan*	Controller	May 2, 2023
(Catherine A. O’Callaghan)	(principal accounting officer)

John T. Lawler*	Chief Financial Officer	May 2, 2023
(John T. Lawler)	(principal financial officer)

*By: /s/ Jonathan E. Osgood
(Jonathan E. Osgood, Attorney-in-Fact)